SPECIAL MEETING OF THE BOARD OF DIRECTORS

MARIJUANA COMPANY OF AMERICA, INC.

UNANIMOUS WRITTEN CONSENT AND RESOLUTION

OF THE BOARD OF DIRECTORS OF

MARIJUANA COMPANY OF AMERICA, INC., a UTAH corporation

The undersigned, being all of the Directors of Marijuana Company of America, Inc. a Utah Corporation (the “Company”), hereby adopt the following recitals and resolutions by their unanimous written consent thereto, effective as of July 1, 2019, pursuant to Article 4, Section 2 of the Company’s By Laws. The Directors hereby waive all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to Title 16  Chapter 7  Section 6 of the Utah Corporate Law and the Company’s By-Laws. Notice of the Special Meeting having been waived verbally by the Directors present at the Special Meeting, a quorum was found to be present sufficient to conduct business.

WHEREAS, pursuant to the Company’s Bylaws, Donald Steinberg, the Chairman of the Board of Directors called for this special meeting of the Board;

WHEREAS, pursuant to Section 16-10a-1003 of the Utah Revised Business Corporation Act, the Board of Directors met to consider a reverse split of the Company’s common stock, in a ratio equal to 60:1 existing shares beneficially owned as of the Record Date of July 1, 2019. The Board considered a Split Pay Date and determined it to be effective not later than July 31, 2019, subject to the Company filed Form 14c with the Securities and Exchange Commission and processing through FINRA.

WHEREAS, the Board met and discussed whether it is necessary, appropriate and an exercise of prudent business judgment to conduct the reverse split;

WHEREAS, after considerable discussion and, finding that such action is in the best interests of the Company:

IT IS HEREBY RESOLVED, that Board hereby adopts a resolution authorizing and approving a reverse split of the Company’s common shares in a ratio of 60:1 beneficially owned as of July 1, 2019;

RESOLVED FURTHER, that pursuant to Section 16-10a-705 of the Utah Revised Business Corporation Act a Special Meeting of the Stockholders be called to consent to approve the reverse stock split; and,

RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute any and all such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company’s By Laws, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

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IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent and Resolution as of date first written above.

ALL THE DIRECTORS OF MARIJUNANA COMPANY OF AMERICA, INC.

/s/ Donald Steinberg

DONALD STEINBERG, DIRECTOR, CHAIRMAN

/s/ Robert Coale

ROBERT COALE, DIRECTOR

/s/ Edward Manolos

EDWARD MANOLOS, DIRECTOR

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